EXHIBIT 99.1

Willis Towers Watson Reports Third Quarter Earnings

  Total Revenues increased 4%
  Commissions and Fees increased 4%
  Diluted Loss per Share was $0.40
  Adjusted Diluted Earnings per Share were $1.12

ARLINGTON, Va. and LONDON, Nov. 02, 2017 (GLOBE NEWSWIRE) -- Willis Towers Watson (NASDAQ:WLTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the third quarter of 2017, which ended September 30, 2017.

Total Revenues were $1.85 billion for the third quarter, an increase as compared to Total Revenues of $1.78 billion for the same period in the prior year (4% constant currency and organic increase). For the third quarter of 2017, Commissions and Fees (C&F) were $1.83 billion, an increase of 4% as compared to C&F of $1.76 billion for the same period in the prior year.

For the third quarter of 2017, net loss attributable to Willis Towers Watson was $54 million, as compared to a net loss of $32 million for the prior-year third quarter. For the quarter, diluted loss per share was $0.40, and adjusted diluted earnings per share were $1.12. Net loss attributable to Willis Towers Watson and diluted loss per share for the third quarter of 2017 include pre-tax $74 million of transaction and integration expenses and $31 million of restructuring costs. The U.S. GAAP tax rate for the quarter was negative 53%, and the adjusted tax rate for the quarter used in calculating adjusted diluted earnings per share was 32%.  The Company repurchased approximately $166 million of Willis Towers Watson stock during the third quarter of 2017.

For the third quarter of 2017, net loss was $54 million, as compared to net loss of $31 million for the prior-year third quarter. Adjusted EBITDA for the third quarter of 2017 was $322 million, or 17.4% of Total Revenues, an increase from Adjusted EBITDA of $275 million, or 15.5% of Total Revenues, for the prior-year third quarter, which represents a 17% increase in Adjusted EBITDA over the prior-year third quarter.

“I’m very pleased with the third quarter results and perhaps more important, with what they represent: the commitment of our leadership and colleagues to providing outstanding service to our clients, which in turn is allowing us to build a company and develop business strategies for the long-term as envisioned by the merger objectives. Their focus and determination are paying off,” said John Haley, Willis Towers Watson’s chief executive officer. “In normal circumstances, we would be celebrating our success, but instead, our colleagues have been focused on helping our clients deal with the ramifications of the many recent catastrophic events.  I’ve been extremely proud of how our brokerage colleagues have come together to support our clients and each other during this difficult time.”

Third Quarter Company Highlights

Segment Highlights

Beginning in 2017, we made certain changes that affect our segment results. These changes, which are detailed in the Current Report on Form 8-K filed with the SEC on April 7, 2017, include the realignment of certain businesses within our segments, as well as changes to certain allocation methodologies to better reflect the ongoing nature of our businesses. The prior period comparatives have been retrospectively adjusted to reflect our current segment presentation.  Specific segment detail will focus on C&F on a constant currency basis, unless otherwise noted.

Human Capital & Benefits

For the quarter, the Human Capital & Benefits (“HCB”) segment had C&F of $736 million, an increase of 2% (2% constant currency increase; 3% organic increase) from $720 million in the prior-year third quarter. As expected, Retirement C&F declined slightly in the third quarter due to the expected decrease in Bulk Lump Sums work in the U.S. as compared to the third quarter of 2016.  Great Britain’s C&F increase was primarily related to pension legislation in the UK, and International’s C&F increase was due to higher demand for consulting work.  Talent and Rewards C&F were up slightly as a result of our product offerings and higher demand for change management consulting, offset by a slight decline in rewards advisory projects.  Health and Benefits C&F growth was moderate, as we experienced strong growth in Great Britain and Western Europe, with low growth in North America, and a decline in International due primarily to the sale of our Global Wealth Solutions business. C&F in the Technology and Administration Solutions business experienced strong growth in all regions as a result of new administration clients and project activity. The HCB segment had total revenues of $736 million compared to $720 million for the prior-year third quarter, which included interest and other income, and an operating margin of 19% compared to 18% for the prior-year third quarter.

Corporate Risk & Broking

For the quarter, the Corporate Risk & Broking (“CRB”) segment had C&F of $581 million, an increase of 5% (4% constant currency increase; 4% organic increase) from $553 million in the prior-year third quarter. As expected, North America C&F produced strong growth, with all sub-regions showing C&F growth.  International continued to have strong C&F growth primarily from Russia, South Africa and Asia.  Western Europe had solid growth led by Sweden and Benelux.  Great Britain C&F declined slightly as a result of declines in Transport and a strong comparable in the prior-year third quarter. The CRB segment had total revenues of $586 million compared to $561 million for the prior-year third quarter, which included interest and other income, and an operating margin of 8% for the third quarters of 2017 and 2016.

Investment, Risk & Reinsurance

For the quarter, the Investment, Risk & Reinsurance (“IRR”) segment had C&F of $320 million, an increase of 3% (2% constant currency increase; 2% organic increase) from $312 million in the prior-year third quarter. Insurance Consulting and Technology, formerly Risk Consulting and Software, led the growth for the segment as a result of increased project work in Great Britain and a soft comparable in Western Europe.  Max Matthiessen, Wholesale and the Securities businesses posted C&F growth, primarily as a result of strong sales and increased performance fees. Reinsurance and Investment both experienced revenue growth, but C&F were flat for both groups. The reduction in Portfolio and Underwriting Services C&F was driven by a loss of profit commissions following Atlantic hurricanes, the cancellation of a key contract, and the divestiture of small programs in the portfolio. The IRR segment had total revenues of $334 million compared to $319 million for the prior-year third quarter, which included interest and other income, and an operating margin of 12% for the third quarters of 2017 and 2016.

Benefits Delivery & Administration (formerly Exchange Solutions)

For the quarter, the Benefits Delivery & Administration (“BDA”) segment had C&F of $179 million, an increase of 11% (11% constant currency increase; 11% organic increase) from $161 million in the prior-year third quarter. Individual Marketplace, formerly Retiree and Access Exchanges, C&F increased by 9%, and the rest of the Segment grew by 15%, led by Group Marketplace, formerly Active Exchanges, and Benefits Outsourcing, formerly Technology and Administration Solutions. Growth in the Individual and Group Marketplaces was a result of the additional 2017 enrollments, and Benefit Outsourcing’s growth was a result of new client wins.  The BDA segment had total revenues of $179 million compared to $161 million for the prior-year third quarter and an operating margin of 20% compared to 14% for the prior-year third quarter.

Reconciliation of Segment Operating Income to (Loss)/Income from Operations before Income Taxes and Interest in Earnings of Associates

The Company recorded expenses that are excluded from our segment operating income. The following table reconciles the exclusions.

(In millions of U.S. dollars)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Segment Operating Income	$266	$234	$1,351	$1,283
Fair value adjustment for deferred revenue	-	-	-	(58)
Amortization	(141)	(157)	(441)	(443)
Restructuring costs	(31)	(49)	(85)	(115)
Transaction and integration expenses	(74)	(36)	(177)	(117)
Provision for the Stanford litigation	-	-	-	(50)
Unallocated, net(i)	21	9	(20)	(37)
Income from operations	41	1	628	463
Interest expense	47	45	139	138
Other expense, net	29	14	79	26
(Loss)/Income from operations before income taxes and interest in earnings of associates	$(35)	$(58)	$410	$299

(i)Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

Outlook for 2017

For 2017, the Company expects constant currency revenue growth of around 3% and Adjusted Diluted Earnings per Share in the range of $8.36 to $8.51.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the third quarter of 2017. It will be held on Thursday, November 2, 2017, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.willistowerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available for 24 hours at 404-537-3406, conference ID 99179607.

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW ) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has more than 41,000 employees and services clients in more than 140 countries and territories. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Select Questions and Answers

Q1:     We have seen a number of divestitures and some small acquisitions.  Should we expect more, and in what areas?

A:        We review our portfolio on a regular basis and have been assessing our strengths and weaknesses as part of the integration process as to how our assets align with our long-term growth strategies.

We’ve been divesting assets as some businesses aren’t optimal for our portfolio and may be more successful if owned by the right company.  This also gives us room to invest in areas we think are more meaningful for the business and shareholder return.

We’ve also made some acquisitions and strategic partnerships such as: acquiring the Russell actuarial business in Australia and OAAGC in France and signing a partnership with Stride Health.

Q2:     How will the settlement of the shareholder appraisal lawsuit impact the share buy-backs for 2017?  Does this impact Operating Free Cash Flow in 2017 or the share buy backs for 2018?

A:        As we will discuss further in our Form 10-Q, we have settled the shareholder appraisal lawsuit. The settlement, which led to the cancellation of approximately 1.4 million shares represented in the Company’s issued and outstanding share count up until the settlement date does not impact the Board share buy-back authority. It also does not impact the proposed share buy-backs for 2017.

The majority of the settlement, which was paid in cash, did not impact operating Free Cash Flow.

We have not determined our share buy-back plans for 2018.  We are currently working on our 2018 budget and will have a better idea on what our buy backs will be after this process.  We expect to discuss this during our next Analyst Day in March 2018.

Q3:     How are the recent hurricanes, earthquakes and fires impacting the pricing? Most sources are citing an expected increase in property cat and property cat with losses products, yet Willis Towers Watson maintains a neutral impact to revenues.  Why?

A:        We believe there will be rate increases on property cat and property cat with losses products.  We will be issuing the Marketplace Realities annual report for North American insurance buyers shortly.

However, it’s too soon to determine the impact those pricing increases may have on our business. Many of our clients may not need this type of insurance for their properties. We sell many different products in the U.S. and the natural catastrophes won’t impact all regions or products.

As prices increase, there could be clients who purchase less insurance and we don’t really yet know how competitors, who haven’t sustained losses, may act in this environment.

The prudent approach to planning is not to assume an impact.

Q4:     What is the impact of the recently proposed tax reform in the U.S.?

A:        There are multiple versions of proposed tax reform currently and so any speculation is preliminary.  Broadly speaking though, we expect our U.S. tax liability to decrease if a number of versions of the proposed reforms are enacted; however, this is preliminary and without regard to the impact a territorial tax regime will have on foreign tax credits and limitations on other tax attributes including interest.

Q5:     Why was the third quarter U.S. GAAP Effective Tax Rate a negative 53.0%?

A:        The (53.0%) U.S. GAAP tax rate is the result of a discrete tax expense, recorded in the third quarter of 2017, related to an internal restructuring in Europe on the disposal of operations.

Absent this expense, our U.S. GAAP tax rate would have been 0.2%.

As a reminder our U.S. GAAP tax rate is generally low due to tax benefits on amortization, transaction expenses, integration expenses, and restructuring costs.

Q6:     Why was the third quarter adjusted tax rate, 32.1%, so high?

A:        The 32.1% is the result of seasonality in our earnings.  In the third quarter of 2017, we had a loss on disposal of operations (noted above as a discrete item), however our adjusting items are accrued ratably over the year.  This gives rise to unusual fluctuations in the adjusted tax rate in quarters with seasonally high or seasonally low earnings.   In the third quarter of 2017, the seasonally low earnings gave rise to an increase in the adjusted Effective Tax Rate.

Willis Towers Watson Non-GAAP Measures

In order to assist readers of our condensed consolidated financial statements in understanding the core operating results that Willis Towers Watson’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Adjusted Revenues, (2) Constant Currency Change, (3) Organic Change, (4) Adjusted Operating Income, (5) Adjusted EBITDA, (6) Adjusted Net Income, (7) Adjusted Diluted Earnings Per Share, (8) Adjusted Income Before Taxes, (9) Adjusted Income Taxes/Rate and (10) Free Cash Flow. The Company believes that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within these measures, we have adjusted for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. These items include the following:

  Restructuring costs and transaction and integration expenses - Management believes it is appropriate to adjust for restructuring costs and transaction and integration expenses when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or one-time Merger-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when these programs will have concluded.

  Fair value adjustment to deferred revenue – Adjustment in 2016 to normalize for the deferred revenue written down as part of the purchase accounting for the Merger.

  Gains and losses on disposals of operations - Adjustment to remove the gain or loss resulting from disposed operations.

  Provision for Stanford litigation - The 2016 provision for the Stanford litigation matter, which we consider to be a non-ordinary course litigation matter.

  Venezuelan currency devaluation - Foreign exchange losses incurred as a consequence of the Venezuelan government’s enforced changes to exchange rate mechanisms.

  Tax effects of internal reorganization - Relates to the U.S. income tax expense resulting from the completion of an internal reorganization of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

Willis Towers Watson evaluates revenue on an as reported, adjusted, constant currency and organic basis. Willis Towers Watson believes providing adjusted, constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how Willis Towers Watson evaluates its performance internally.

Willis Towers Watson considers Adjusted Revenues, Constant Currency Change, Organic Change, Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income before taxes, Adjusted Income Taxes/Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what Willis Towers Watson’s comparable operating and liquidity results would have been had Willis Towers Watson not incurred transaction-related and non-recurring items. Willis Towers Watson’s non-GAAP measures and their accompanying definitions are presented as follows:

Adjusted Revenues – presents relevant period-over-period comparisons of revenues by excluding the impact of purchase accounting rules and is defined as: Total Revenues adjusted for the fair value adjustment for deferred revenues that would otherwise have been recognized but for the purchase accounting treatment of these transactions. U.S. GAAP accounting requires the elimination of this revenue.
Constant Currency Change – represents the year over year change in revenues excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenues, translated at the current year monthly average exchange rates, to the current year as reported revenues, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effect that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.
Organic Change – excludes both the impact of fluctuations in foreign currency exchange rates, as described above, as well as the period-over-period impact of acquisitions and divestitures. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not incurred these transaction-related items, since the nature, size and number of these translation-related items can vary from period to period.
Adjusted Operating Income – Income from Operations adjusted for amortization, restructuring costs, transaction and integration expenses, the fair value adjustment for deferred revenue and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results.
Adjusted EBITDA – Net Income adjusted for provision for income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and integration expenses, the fair value adjustment for deferred revenue, gain/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results.
Adjusted Net Income – Net Income Attributable to Willis Towers Watson adjusted for amortization, restructuring costs, transaction and integration expenses, the fair value adjustment of deferred revenue, gain/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.
Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted average shares of common stock, diluted.
Adjusted Income Before Taxes – Income from operations before income taxes and interest in earnings of associates adjusted for amortization, restructuring costs, transaction and integration expenses, the fair value adjustment of deferred revenue, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.
Adjusted Income Taxes/Rate – Provision for income taxes adjusted for taxes on certain items of amortization, restructuring costs, transaction and integration expenses, the fair value adjustment for deferred revenue, gain/loss on disposal of operations, tax effects of internal reorganization and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income taxes is used solely for the purpose of calculating the Adjusted Income Tax Rate.
Free Cash Flow – Cash Flows from Operating Activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception.

The Company does not reconcile its forward looking non-GAAP financial measures to the corresponding U.S. GAAP measures (including the information under “Outlook for 2017” above), due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Willis Towers Watson Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, the benefits of the business combination transaction involving Towers Watson and Willis, including the combined company’s future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Willis Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained herein, including the following: the ability of the company to successfully integrate the Towers Watson, Gras Savoye and Willis businesses, operations and employees, and realize anticipated growth, synergies and cost savings; the potential impact of the Willis Towers Watson merger on relationships, including with employees, suppliers, clients and competitors; the possibility that the anticipated benefits from the merger cannot be fully realized or may take longer to realize than expected; the ability of the company to successfully establish and achieve its global business strategy; changes in demand for our services, including any decline in defined benefit pension plans or the purchasing of insurance; changes in general economic, business and political conditions, including changes in the financial markets; significant competition that the company faces and the potential for loss of market share and/or profitability; expectations, intentions and outcomes relating to outstanding litigation; the impact of seasonality and differences in timing of renewals; the risk the Stanford litigation settlement will not be approved, the risk that the Stanford bar order may be challenged in other jurisdictions, and the risk that the charge related to the Stanford settlement may not be deductible; the risk of material adverse outcomes on existing litigation or investigation matters; any changes in the regulatory environment in which the company operates, including, among other risks, the impact of pending competition law and regulatory investigations; the ability to successfully manage ongoing organizational changes; compliance with extensive government regulation; the company’s ability to make divestitures or acquisitions and its ability to integrate or manage such acquired businesses; the risk that the company may not be able to repurchase the intended number of outstanding shares due to M&A activity or investment opportunities, market or business conditions, or other factors; the diversion of time and attention of the company's management team while the merger and other acquisitions are being integrated; doing business internationally, including the impact of exchange rates; the potential impact of the UK government triggering Article 50 of the Treaty of Lisbon and giving formal notice of the UK’s intention to withdraw from membership in the European Union; the federal income tax consequences of the merger and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws and regulations, including changes in tax rates; the company’s capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; the ability of the company to obtain financing on favorable terms or at all; adverse changes in the credit ratings of the company; various claims, government inquiries or investigations or the potential for regulatory action; failure to protect client data or breaches of information systems; reputational damage; disasters or business continuity problems; fluctuation in revenues against the company’s relatively fixed expenses; technological change; the inability to protect intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in the company’s pension liabilities; loss of, failure to maintain, or dependence on certain relationships with insurance carriers; changes and developments in the United States healthcare system; reliance on third-party services; the company's holding company structure could prevent it from being able to receive dividends or other distributions in needed amounts from our subsidiaries; and changes in accounting estimates and assumptions. These factors also include those described under “Risk Factors” in the company’s most recent 10-K filing with the SEC.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against relying on these forward-looking statements.

Contact

INVESTORS
Aida Sukys | +1 703 258 8033 | aida.sukys@willistowerswatson.com

WILLIS TOWERS WATSON
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

Segment revenue and operating income for the nine months ended September 30, 2016 included revenue that was deferred at the time of the Merger, and eliminated due to purchase accounting. The impact of the elimination from purchase accounting (which is the reduction to 2016 consolidated revenue and operating income) has been included in the reconciliation to our consolidated results in order to provide the actual revenues the segments would have recognized on an unadjusted basis.

SEGMENT REVENUE
Commissions and Fees
	Three Months			Components of Revenue Change(i)
	Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2017	2016	Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$736	$720	2%	1%	2%	(1)%	3%
Corporate Risk & Broking	581	553	5%	1%	4%	0%	4%
Investment, Risk & Reinsurance	320	312	3%	0%	2%	0%	2%
Benefits Delivery & Administration(ii)	179	161	11%	0%	11%	0%	11%
Commissions and Fees	$1,816	$1,746	4%	1%	3%	(1)%	4%

(i)Components of revenue change may not add due to rounding (ii)Formerly Exchange Solutions

	Nine Months			Components of Revenue Change(i)
	Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2017	2016	Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$2,405	$2,377	1%	(1)%	2%	0%	3%
Corporate Risk & Broking	1,855	1,821	2%	(1)%	3%	0%	3%
Investment, Risk & Reinsurance	1,205	1,190	1%	(2)%	3%	0%	3%
Benefits Delivery & Administration(ii)	536	478	12%	0%	12%	0%	12%
Commissions and Fees	$6,001	$5,866	2%	(2)%	4%	0%	4%

(i)Components of revenue change may not add due to rounding (ii)Formerly Exchange Solutions

Total Segment Revenues
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Human Capital & Benefits	$736	$720	$2,420	$2,386
Corporate Risk & Broking	586	561	1,871	1,841
Investment, Risk & Reinsurance	334	319	1,230	1,245
Benefits Delivery & Administration(i)	179	161	536	479
Total Segment Revenues	$1,835	$1,761	$6,057	$5,951

(i)Formerly Exchange Solutions

Reconciliation of Total Segment Revenues to Total Revenues

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Total Segment Revenues	$1,835	$1,761	$6,057	$5,951
Fair value adjustment for deferred revenue	-	-	-	(58)
Reimbursable expenses and other	17	16	67	67
Total Revenues	$1,852	$1,777	$6,124	$5,960

The components of the change in Total Revenues generated for the three months ended September 30, 2017 and 2016 are as follows:
				Components of Revenue Change(i)
	Three Months Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2017	2016	Change	Impact	Change	Divestitures	Change

Total Revenues	$1,852	$1,777	4%	1%	4%	0%	4%

(i)Components of revenue change may not add due to rounding

The components of the change in Total Revenues and Adjusted Revenues generated for the nine months ended September 30, 2017 and 2016 are as follows:
				Components of Revenue Change
	Nine Months Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2017	2016	Change	Impact	Change	Divestitures	Change

Total Revenues	$6,124	$5,960	3%	(1)%	4%	0%	4%
Fair value adjustment for deferred revenue	-	58
Adjusted Revenues	$6,124	$6,018	2%	(1)%	3%	0%	3%

SEGMENT OPERATING INCOME(i)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Human Capital & Benefits	$143	$127	$615	$568
Corporate Risk & Broking	48	46	270	255
Investment, Risk & Reinsurance	39	38	358	360
Benefits Delivery & Administration(ii)	36	23	108	100
Segment Operating Income	$266	$234	$1,351	$1,283

(i)Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, certain transaction and integration expenses, certain litigation provisions and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally allocated expenses and the actual expense reported for U.S. GAAP purposes.
(ii)Formerly Exchange Solutions

Reconciliation of Segment Operating Income to (Loss)/Income from operations before income taxes and interest in earnings of associates

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Segment Operating Income	$266	$234	$1,351	$1,283
Fair value adjustment for deferred revenue	-	-	-	(58)
Amortization	(141)	(157)	(441)	(443)
Restructuring costs	(31)	(49)	(85)	(115)
Transaction and integration expenses	(74)	(36)	(177)	(117)
Provision for the Stanford litigation	-	-	-	(50)
Unallocated, net(i)	21	9	(20)	(37)
Income from Operations	41	1	628	463
Interest expense	47	45	139	138
Other expense, net	29	14	79	26
(Loss)/Income from operations before income taxes and interest in earnings of associates	$(35)	$(58)	$410	$299

(i)Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WILLIS TOWERS WATSON
Reconciliation of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATION OF NET (LOSS)/INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016

Net (Loss)/Income attributable to Willis Towers Watson	$(54)		$(32)		$323		$278
Adjusted for certain items
Amortization	141		157		441		443
Restructuring costs	31		49		85		115
Transaction and integration expenses	74		36		177		117
Provision for the Stanford litigation	-		-		-		50
Fair value adjustment for deferred revenue	-		-		-		58
Loss/(Gain) on disposal of operations	10		-		10		(2)
Venezuela currency devaluation	-		-		2		-
Tax effect on certain items listed above(i)	(74)		(67)		(219)		(221)
Tax effects of internal reorganization	22		-		41		-
Adjusted Net Income	$150		$143		$860		$838

Weighted average shares of common stock, diluted	134		138		137		139

Diluted (Loss)/Earnings Per Share	$(0.40)		$(0.23)		$2.36		$2.00
Adjusted for certain items
Amortization	1.05		1.14		3.23		3.19
Restructuring costs	0.23		0.36		0.62		0.83
Transaction and integration expenses	0.55		0.26		1.30		0.84
Provision for the Stanford litigation	-		-		-		0.36
Fair value adjustment for deferred revenue	-		-		-		0.42
Loss/(Gain) on disposal of operations	0.08		-		0.07		(0.02)
Venezuela currency devaluation	-		-		0.02		-
Tax effect on certain items listed above(i)	(0.55)		(0.49)		(1.60)		(1.59)
Tax effects of internal reorganization	0.16		-		0.30		-
Adjusted Diluted Earnings Per Share	$1.12		$1.04		$6.30		$6.03

(i)The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF TOTAL REVENUES TO ADJUSTED REVENUES

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016

Total Revenues	$1,852		$1,777		$6,124		$5,960
Fair value adjustment for deferred revenue	-		-		-		58
Adjusted Revenues	$1,852		$1,777		$6,124		$6,018

RECONCILIATION OF NET (LOSS)/INCOME TO ADJUSTED EBITDA

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016

Net (Loss)/Income	$(54)	-2.9%	$(31)	-1.7%	$339	5.5%	$290	4.9%
Provision for/(benefit from) income taxes	19		(26)		73		11
Interest expense	47		45		139		138
Depreciation	54		45		151		132
Amortization	141		157		441		443
Restructuring costs	31		49		85		115
Transaction and integration expenses	74		36		177		117
Provision for the Stanford litigation	-		-		-		50
Fair value adjustment for deferred revenue	-		-		-		58
Loss/(Gain) on disposal of operations	10		-		10		(2)
Venezuela currency devaluation	-		-		2		-
Adjusted EBITDA and Adjusted EBITDA Margin	$322	17.4%	$275	15.5%	$1,417	23.1%	$1,352	22.5%

RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016

Income from operations	$41	2.2%	$1	0.1%	$628	10.3%	$463	7.8%
Adjusted for certain items:
Amortization	141		157		441		443
Restructuring costs	31		49		85		115
Transaction and integration expenses	74		36		177		117
Provision for the Stanford litigation	-		-		-		50
Fair value adjustment for deferred revenue	-		-		-		58
Adjusted operating income	$287	15.5%	$243	13.7%	$1,331	21.7%	$1,246	20.7%

RECONCILIATION OF GAAP INCOME TAXES/RATE TO ADJUSTED INCOME TAXES/RATE

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
(Loss)/Income from operations before income taxes and interest in earnings of associates	$(35)		$(58)		$410		$299
Adjusted for certain items:
Amortization	141		157		441		443
Restructuring costs	31		49		85		115
Transaction and integration expenses	74		36		177		117
Provision for the Stanford litigation	-		-		-		50
Fair value adjustment for deferred revenue	-		-		-		58
Loss/(Gain) on disposal of operations	10		-		10		(2)
Venezuela currency devaluation	-		-		2		-
Adjusted income before taxes	$221		$184		$1,125		$1,080

Provision for/(benefit from) income taxes	$19		$(26)		$73		$11
Tax effect on certain items listed above(i)	74		67		219		221
Tax effects of internal reorganization	(22)		-		(41)		-
Adjusted income taxes	$71		$41		$251		$232

U.S. GAAP tax rate	(53.0)%		45.9%		17.7%		3.5%
Adjusted tax rate	32.1%		22.2%		22.3%		21.4%

(i)The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW
					Nine Months Ended September 30,
					2017		2016

Cash flows from operating activities					$515		$621
Less: Additions to fixed assets and software for internal use					(198)		(151)
Free Cash Flow					$317		$470

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Comprehensive Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues
Commissions and fees	$1,832	$1,761	$6,065	$5,874
Interest and other income	20	16	59	86
Total revenues	1,852	1,777	6,124	5,960

Costs of providing services
Salaries and benefits	1,145	1,119	3,484	3,519
Other operating expenses	366	370	1,158	1,171
Depreciation	54	45	151	132
Amortization	141	157	441	443
Restructuring costs	31	49	85	115
Transaction and integration expenses	74	36	177	117
Total costs of providing services	1,811	1,776	5,496	5,497

Income from operations	41	1	628	463

Interest expense	47	45	139	138
Other expense, net	29	14	79	26

(LOSS)/INCOME FROM OPERATIONS BEFORE INCOME TAXES AND INTEREST IN EARNINGS OF ASSOCIATES	(35)	(58)	410	299

Provision for/(benefit from) income taxes	19	(26)	73	11

(LOSS)/INCOME FROM OPERATIONS BEFORE INTEREST IN EARNINGS OF ASSOCIATES	(54)	(32)	337	288

Interest in earnings of associates, net of tax	-	1	2	2

NET (LOSS)/INCOME	(54)	(31)	339	290

Income attributable to non-controlling interests	-	(1)	(16)	(12)

NET (LOSS)/INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$(54)	$(32)	$323	$278

Earnings per share
Basic (loss)/earnings per share	$(0.40)	$(0.23)	$2.38	$2.03
Diluted (loss)/earnings per share	$(0.40)	$(0.23)	$2.36	$2.00

Weighted average shares of common stock, basic	134	138	136	137
Weighted average shares of common stock, diluted	134	138	137	139

Cash dividends declared per share	$0.53	$0.48	$1.59	$1.44

Comprehensive income/(loss) before non-controlling interests	$34	$(73)	$546	$96
Comprehensive loss/(income) attributable to non-controlling interests	12	1	(15)	(2)
Comprehensive income/(loss) attributable to Willis Towers Watson	$46	$(72)	$531	$94

WILLIS TOWERS WATSON
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)
	September 30,	December 31,
	2017	2016

ASSETS
Cash and cash equivalents	$912	$870
Fiduciary assets	12,206	10,505
Accounts receivable, net	2,155	2,080
Prepaid and other current assets	418	337
Total current assets	15,691	13,792

Fixed assets, net	937	839
Goodwill	10,529	10,413
Other intangible assets, net	4,034	4,368
Pension benefits assets	649	488
Other non-current assets	432	353
Total non-current assets	16,581	16,461
TOTAL ASSETS	$32,272	$30,253

LIABILITIES AND EQUITY
Fiduciary liabilities	$12,206	$10,505
Deferred revenue and accrued expenses	1,472	1,481
Short-term debt and current portion of long-term debt	85	508
Other current liabilities	793	876
Total current liabilities	14,556	13,370

Long-term debt	4,493	3,357
Liability for pension benefits	1,207	1,321
Deferred tax liabilities	856	864
Provision for liabilities	603	575
Other non-current liabilities	476	532
Total non-current liabilities	7,635	6,649
TOTAL LIABILITIES	22,191	20,019

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NON-CONTROLLING INTEREST	55	51

EQUITY(i)

Additional paid-in capital	10,501	10,596
Retained earnings	1,130	1,452
Accumulated other comprehensive loss, net of tax	(1,676)	(1,884)
Treasury shares, at cost, 263,899 shares in 2017 and 795,816 shares in 2016, and 40,000 shares, €1 nominal value, in 2017 and 2016	(40)	(99)
Total Willis Towers Watson shareholders' equity	9,915	10,065
Non-controlling interests	111	118
Total equity	10,026	10,183

TOTAL LIABILITIES AND EQUITY	$32,272	$30,253

(i)Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 132,529,824 (2017) and 137,075,068 (2016); Outstanding 132,283,444 (2017) and 136,296,771 (2016); (b) Ordinary shares, €1 nominal value; Authorized and Issued 40,000 shares in 2017 and 2016; and (c) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2017 and 2016.

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)
	Nine Months Ended September 30,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$339	$290
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	169	132
Amortization	441	443
Net periodic benefit of defined benefit pension plans	(106)	(68)
Provision for doubtful receivables from clients	15	25
Benefit from deferred income taxes	(56)	(120)
Share-based compensation	48	94
Net loss on disposal of operations	10	—
Non-cash foreign exchange loss/(gain)	79	(23)
Other, net	(21)	15
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	31	20
Fiduciary assets	(1,233)	(1,076)
Fiduciary liabilities	1,233	1,076
Other assets	(95)	(211)
Other liabilities	(351)	(48)
Provisions	12	72
Net cash from operating activities	515	621

CASH FLOWS (USED IN)/FROM INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(198)	(151)
Capitalized software costs	(52)	(64)
Acquisitions of operations, net of cash acquired	(13)	476
Other, net	1	22
Net cash (used in)/from investing activities	(262)	283

CASH FLOWS USED IN FINANCING ACTIVITIES
Net borrowings/(payments) on revolving credit facility	675	(389)
Senior notes issued	650	1,606
Proceeds from issuance of other debt	32	404
Debt issuance costs	(9)	(14)
Repayments of debt	(714)	(1,861)
Repurchase of shares	(462)	(222)
Proceeds from issuance of shares	44	44
Payments related to share cancellation	(177)	—
Payments of deferred and contingent consideration related to acquisitions	(43)	(64)
Cash paid for employee taxes on withholding shares	(14)	(13)
Dividends paid	(209)	(133)
Acquisitions of and dividends paid to non-controlling interests	(19)	(17)
Net cash used in financing activities	(246)	(659)

INCREASE IN CASH AND CASH EQUIVALENTS	7	245
Effect of exchange rate changes on cash and cash equivalents	35	(10)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	870	532
CASH AND CASH EQUIVALENTS, END OF PERIOD	$912	$767